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                                                                   Exhibit 4.20


EXECUTION COPY

                             DATE: 27TH JANUARY 2003

                             ELAN CORPORATION, PLC.
                        ELAN PHARMA INTERNATIONAL LIMITED
                        ELAN INTERNATIONAL SERVICES, LTD.
                           ELAN PHARMACEUTICALS, INC.
                              MONKSLAND HOLDINGS BV
                                       AND
                             AMARIN CORPORATION PLC.

                                MASTER AGREEMENT
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                                      INDEX

1.             DEFINITIONS AND INTERPRETATION.............................1


2.             THE AMENDMENTS.............................................3


3.             REFINANCING................................................3


4.             ASSET SALES................................................4


5.             USE OF PROCEEDS OF ASSET SALES.............................4


6.             USE OF PROCEEDS OF FURTHER FINANCING.......................6


7.             INVESTOR RELATIONS PROGRAM.................................6


8.             REPRESENTATIONS AND WARRANTIES.............................6


9.             MISCELLANEOUS..............................................8


SCHEDULE 1     EXISTING AGREEMENTS AND AMENDMENTS........................12


SCHEDULE 2     REFINANCING...............................................13
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THIS AGREEMENT is made the 27th January 2003


BETWEEN:

(1) ELAN CORPORATION, PLC., a public limited company incorporated in the Republic of Ireland, whose registered office is at Lincoln House, Lincoln Place, Dublin 2, Ireland ("ELAN CORP")

(2) ELAN PHARMA INTERNATIONAL LIMITED, a company incorporated in the Republic of Ireland, whose registered office is at WIL House, Shannon Business Park, Shannon, Co Clare, Ireland ("EPIL")

(3) ELAN INTERNATIONAL SERVICES, LTD., a Bermuda exempted limited liability company incorporated under the laws of Bermuda and having its registered office at Clarendon House, 2 Church Street, Hamilton, Bermuda ("EIS")

(4) ELAN PHARMACEUTICALS, INC., a corporation duly organized and existing under the applicable laws of the State of Delaware, having a principal place of business in South San Francisco, California ("EP INC")

(5) MONKSLAND HOLDINGS BV, a private company limited by shares incorporated in the Netherlands under registered number 33265127, whose registered office is at Amsteldijk 166, 1079 Amsterdam, Netherlands ("MONKSLAND")

(6) AMARIN CORPORATION PLC, a company incorporated in England and Wales (registered no. 002353920), whose registered office is 7 Curzon Street, London, W1J 5HG England ("AMARIN")


WHEREAS:

(A) Amarin is a party to each of the agreements listed in Part A of Schedule 1 (together the "EXISTING AGREEMENTS"). The other parties hereto are also parties to certain of the Existing Agreements as set forth in Part A of
      Schedule 1.

(B) Simultaneously herewith, Amarin has undertaken the Refinancing.

(C) Amarin wishes to restructure its relationship with Elan and accordingly the parties have agreed to do so upon the terms set out in this Agreement and in the Amendments (as defined below).

NOW IT IS AGREED in consideration of the mutual promises and undertakings set out herein as follows:

1.    DEFINITIONS AND INTERPRETATION

1.1.  Definitions:

      "ADR" shall mean the American Depositary Receipts of Amarin representing Amarin's American Depositary Shares ("ADSS"), each of which currently represents one ordinary share of L1 in the capital of the Amarin and as are traded on the Nasdaq National Market under the symbol "AMRN".

      "AFFILIATE" shall mean any corporation or entity controlling, controlled by or under the common control of Elan or Amarin or any third party, as the case may be. For the purpose of this definition, "control" shall mean direct or indirect ownership of fifty percent (50%) or more of the stock or shares entitled to vote for the election of directors.


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      "THIS AGREEMENT" shall mean this agreement and shall include the Recitals and Schedules hereto.

      "AMENDMENTS" shall mean each of the agreed form documents listed in Part B of Schedule 1 and "AMENDMENT" shall have a corresponding meaning.

      "CARNRICK AGREEMENT" shall mean the agreement referred to as number (3) of Part A of Schedule 1, as varied.

      "ELAN" shall mean Elan Corp, EPIL, EIS, EP Inc and/or Monksland as the context requires.

      "FURTHER EQUITY FINANCING" shall mean all and any equity financing by Amarin or any Affiliate, including by the issue of shares of any class, warrants, debt convertible into equity and/or the grant of the right to receive or to subscribe for shares of any class, but not including the Refinancing.

      "LEGACY SALE" shall mean the sale to one or more independent third parties of all or substantially all of the assets of Amarin and/or its Affiliates relating to all or substantially all of the following products/product lines: Motofen, Capital & Codeine, Nohalist and the Bontril and Phrenilin families of products.

      "LOAN AGREEMENT" shall mean the agreement referred to as number (1) of Part A of Schedule 1, as varied and as further varied by the relevant Amendment.

      "NET PROCEEDS" means in relation to (a) the Refinancing or (b) the Legacy Sale and/or Swedish sale or (c) Further Equity Financing; the gross amount received by Amarin less customary expenses properly incurred or reasonably expected to be incurred by Amarin in connection with the conclusion of such transaction (including bankers', brokers, legal and accounting fees, printing fees, stamp duty, stamp duty reserve tax, ADR issuance fees and NASDAQ fees related to the issuance of ADRs, the registration of shares and/or the listing of ADRs, and fees of the U.S. Securities and Exchange Commission related to the registration of shares and/or ADRs, but for the avoidance of doubt not including interest, repayment of principal, dividends or redemption of capital).

      "PERMAX AGREEMENT" shall mean the agreement referred to as number (2) of Part A of Schedule 1, as varied by the relevant Amendment.

      "PPM" shall mean Amarin's Amended Private Placement Memorandum dated 10th December 2002, a copy of which has been previously supplied to Elan (marked "draft"), as updated by a letter of 17 January 2003.

      "REFINANCING" shall mean the transaction described in Schedule 2.

      "SWEDISH SALE" shall mean the sale to an independent third party of (a) all or substantially all the shares in Amarin's Affiliate Amarin Development AB, Malmo, Sweden ("AMARIN AB") or (b) all or substantially all of the assets of Amarin AB.

      "ZELAPAR AGREEMENT" shall mean the agreement referred to as number (4) of Part A of Schedule 1, as varied and as further varied by the relevant Amendment.

      "$" and "US$" shall mean United States dollars.

1.2.  Interpretation:

In this Agreement:


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      1.2.1 the singular includes the plural and vice versa; references to words in one gender include references to the other genders; and references to natural persons includes corporate bodies, partnerships and vice versa;

      1.2.2 any reference to a Clause or Schedule, unless otherwise specifically provided, is to a Clause or Schedule of or to this Agreement;

      1.2.3 the headings in this Agreement are inserted for convenience only and do not affect its construction or interpretation;

      1.2.4 the expressions "include", "includes", "including", "in particular" and similar expressions shall be construed without limitation.

2.    THE AMENDMENTS

Immediately after execution of this Agreement, the respective parties to each of the Amendments shall execute and deliver each of the Amendments to the other parties thereto.

3.    REFINANCING

3.1.  Limited Waiver (Permax):

For the purposes of the Permax Agreement, EP Inc agrees that Amarin shall not, as a result of the Refinancing, be obliged to apply any part of the proceeds of the Refinancing in the manner set out in Section 3.01(d) of the Permax Agreement, but shall instead apply such proceeds in the manner set out in this Agreement.

3.2.  Preference Shares Conversion Rate Unchanged:

Subject to Amarin complying with the conditions set out in this Agreement EIS hereby agrees with Amarin that the Refinancing shall for the purposes of Section
3.5 of the Appendix to Amarin's articles of association, as amended, not result in any adjustment to the Preference Conversion Rate (as defined therein).

3.3.  Use of Proceeds:

Amarin and Elan acknowledge and agree that as of the date of this Agreement, the following amounts (inter alia) are due to Elan:

(a) US$2,357,038 (two million three hundred and fifty seventy thousand and thirty eight dollars) as interest outstanding under the Loan Agreement up to and including 31 December 2002, which amount does not include Default Interest (as defined therein);

(b) US$8,641,387 (eight million six hundred and forty one thousand three hundred and eighty seven dollars) under the Permax Agreement comprising:

      (i) US$6,207,476 (six million two hundred and seven thousand four hundred and seventy six dollars) in respect of Permax inventory;

      (ii) US$2,500,000 (two million five hundred thousand dollars) due as a Divestiture Payment (as defined in the Permax Agreement) relating to the three months ending 30 September 2002;

      (iii) US$933,911 (nine hundred and thirty three thousand nine hundred and eleven dollars) due as a Royalty Payment (as defined in the Permax Agreement) for the nine months ending 30 September 2002; and


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      (iv)  a credit of US$1,000,000 (one million dollars) due from EP Inc to
            Amarin as a Royalty Purchase Payment (as defined in the Permax Agreement) in respect of the three months ending 30 September 2002.

Upon closing of the Refinancing and receipt by Amarin of the Amendments executed by Elan Amarin shall apply certain of its cash reserves and certain of the Net Proceeds of the Refinancing first to the discharge of the foregoing amounts and at such time Amarin shall pay:

      3.3.1 US$2,357,038 (two million three hundred and fifty seven thousand and thirty eight dollars) to EPIL in complete discharge of the amount referred to in paragraph (a) above; and

      3.3.2 US$8,641,387(eight million six hundred and forty one thousand three hundred and eighty seven dollars) to EP Inc in discharge of the amount referred to in paragraph (b) above.

4.    ASSET SALES

4.1. Subject to the fiduciary obligations of the Board of Directors, Amarin shall use all its commercial best efforts to effect for upfront cash consideration the Legacy Sale and the Swedish Sale, in each case for a reasonable sum, as expeditiously as is reasonably practicable after the date of this Agreement.

4.2. Amarin shall notify Elan as soon as is reasonably practicable following the Legacy Sale and the Swedish Sale of the fact of, gross proceeds and Net Proceeds of the Legacy Sale and the Swedish Sale.

4.3. Not later than the last day of each calendar month, commencing February 2003, Amarin shall provide to Elan:

      4.3.1 a summary update of the status of the Legacy Sale and the Swedish Sale; and

      4.3.2 certification from a company officer (a) stating that the requirements of this Clause 4 have been complied with and (b) outlining in reasonable detail the steps taken by Amarin during that month to effect the Legacy Sale and the Swedish Sale.

      The obligation to provide updates and/or certification shall cease following the completion of the Legacy Sale and the Swedish Sale and the application of the Net Proceeds of the same in accordance with this Agreement.

5.    USE OF PROCEEDS OF ASSET SALES

5.1.  Payments:

Subject to Clause 5.2, Amarin shall apply the entire Net Proceeds of the Legacy Sale and the Swedish Sale as follows:

      5.1.1 First, in paying to EPIL the non-refundable sum of US$5,000,000 (five million dollars);

      5.1.2 Next, in paying to EP Inc the balance of the Total Divestiture Amount (as defined in the Permax Agreement) then outstanding, in partial or total discharge of that part of the Total Divestiture Amount then undischarged;


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      5.1.3 Next, in prepaying to EP Inc the Deferred Payment (as defined in the
            Carnrick Agreement), in partial or total discharge of that part of the Deferred Payment of US$6,500,000 (six and a half million dollars) then undischarged;

      5.1.4 Next, in prepaying to EPIL the Loan (as defined in the Loan Agreement) which is outstanding;

      5.1.5 Next, in discharging any amounts then due to Elan Corp and/or any of its Affiliates, howsoever arising;

      5.1.6 Finally, for such other purposes as Amarin in its absolute discretion may think fit.

Subject to Clause 5.2, such payments to Elan shall be made within 10 (ten) days of the closing of each of the Legacy Sale and the Swedish Sale.

5.2.  Partial Right to Defer:

After having applied the first $35,000,000 (thirty five million dollars) of the Net Proceeds of the Legacy Sale and the Swedish Sale in the manner provided in Clause 5.1, Amarin may at its option elect, by written notice to Elan, to apply not more than one half of the balance of such Net Proceeds after payment of the said $35,000,000 ("RETAINED PROCEEDS") for such purposes as it sees fit. In such event, Amarin shall within 6 (six) months of the closing of the Legacy Sale and/or the Swedish Sale, as the case may be, apply an amount equal to the Retained Proceeds in the manner provided in Clauses 5.1.1 to 5.1.6.

Nothing in this Clause 5.2 shall affect any right of Elan, or of any other Affiliate of Elan Corp, other than those set out in Clause 5.1.

5.3.  Right to Amend:

Elan shall be entitled, in its sole discretion, to amend the order in which the Net Proceeds of the Legacy Sale and/or the Swedish Sale shall be applied, as between the uses specified in Clauses 5.1.1 to 5.1.5 inclusive. Such amendment will become effective upon receipt by Amarin of a written notice by Elan at any time or times but for the avoidance of doubt any such notice shall not have retrospective effect in respect of any payments previously made by Amarin to either of EPIL or EP Inc. in accordance with Clause 5.1.

5.4.  Credit Against First Zelapar Milestone:

Amarin shall be entitled to recover such amount as it has paid to EPIL under Clause 5.1.1 as a credit against the milestone of US$17,500,000 payable under
Section 7.2(a) of the Zelapar Agreement (as varied by the relevant Amendment).

For the avoidance of doubt and without prejudice to the generality of Clause 5.6, in the event that Amarin does not exercise the Option (as defined in the Zelapar Agreement), or the amount under Section 7.2(a) of the Zelapar Agreement otherwise does not become payable for any reason, Amarin shall not be entitled to any refund of amounts paid under Clause 5.1.1.

5.5.  Effect on Permax Agreement:

Any payment made by Amarin to EP Inc under Clause 5.1.2 shall be credited first against the last payments in time under Section 3.01(c) of the Permax Agreement with the intention and effect that the Net Proceeds shall be used to accelerate the payments due to EP Inc.

5.6.  No Refund:


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Payments made to Elan under this Clause 5 shall be non-refundable and shall not be subject to any future performance obligations of Elan to Amarin or applicable against any future services provided from Elan to Amarin.

6.    USE OF PROCEEDS OF FURTHER FINANCING

6.1.  Application of Proceeds:

In the event that at any time or times prior to the payment in full of:

      (a)   the Total Divestiture Amount (as defined in the Permax Agreement);

      (b)   the Deferred Payment (as defined in the Carnrick Agreement); and

      (c)   the Loan (as defined in the Loan Agreement)


      (together the "OUTSTANDING AMOUNTS")  -


Amarin acquires Further Equity Financing, Amarin shall within 5 (five) business days of its receipt of Net Proceeds of such Further Equity Financing, pay EP Inc and/or EPIL, as the case may be, from such Net Proceeds an amount equal to the lesser of (i) one half of the Net Proceeds of such Further Equity Financing and
(ii) the balance of the Outstanding Amounts, in each case in partial or total discharge of the Outstanding Amounts.

6.2.  Order of Application:

The Net Proceeds paid pursuant to Clause 6.1 shall be applied as between the components of the Outstanding Amounts in such manner as Elan may direct. In the absence of a direction by Elan, Amarin shall apply such sums in the order set out in Clause 6.1.

6.3.  Effect of Payments:

      6.3.1 Sums paid pursuant to Clause 6.1 in partial discharge of the Total Divestiture Amount shall be credited in the manner provided in the Permax Agreement, that is to say against the latest payments in time due under Section 3.01(c) thereof first.

      6.3.2 Sums paid pursuant to Clause 6.1 in partial discharge of the Loan shall be treated as prepayments under the Loan Agreement, that is to say against the earliest payments in time due first. Solely for this purpose, EPIL waives the minimum prepayment amount.

6.4.  No Conflict With Permax Agreement:

In the event of any conflict between this Agreement and the Permax Agreement, the provisions of this Agreement shall prevail.

7.    INVESTOR RELATIONS PROGRAM

Forthwith after the date of this Agreement, Amarin shall proactively initiate and thereafter diligently pursue an investor relations programme to endeavour to raise the profile of its ADRs.

8.    REPRESENTATIONS AND WARRANTIES

8.1.  Amarin represents and warrants to Elan that:

      8.1.1 it has the right, power, capacity and authority and has taken all action necessary to authorise it to execute and deliver and to exercise its rights and


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            perform its obligations under this Agreement, the Amendments, the subscription agreements and registration rights agreements contemplated by the PPM and any ancillary documents pertaining to the Refinancing (together "TRANSACTION DOCUMENTS"), and its obligations under the Transaction Documents are valid, legally binding and enforceable according to their terms, including obtaining all necessary approvals and consents from its shareholders and any third parties;

      8.1.2 the PPM together with the Transaction Documents sets out the entirety of the Refinancing; there are no other agreements, representations or understandings (written or oral) to which it is a party, or of which it is aware, pertaining to the Refinancing or conditional upon the Refinancing, other than a Share Purchase Agreement between EIS and certain investors in the Refinancing; the Refinancing is not conditional upon any act of Amarin, Elan, a party thereto, or any third party (other than the execution of this Agreement and/or the Amendments), or upon or any other contingency including the passage of time;

      8.1.3 there are no agreements between Amarin and any third party that conflict with the Transaction Documents;

      8.1.4 other than registration with the U.S. Securities and Exchange Commission as contemplated by the Registration Rights Agreement entered into in connection with the Refinancing and the Agreement listed as item (4) in Part B of Schedule 1, it does not require any further consents or approvals to consummate the transaction contemplated by the Transaction Documents including:

            8.1.4.1 approval of its shareholders; or

            8.1.4.2 approval of NASDAQ.

      8.1.5 as of the date hereof, neither Amarin nor any of its Affiliates has any indebtedness, secured or unsecured, outstanding to any third party other than Permitted Indebtedness (as defined in the Loan Agreement);

      8.1.6 the Panel of Takeovers and Mergers in London has confirmed to Amarin that the transaction constituted by the Transaction Documents is approved (including without any necessity for Elan to make any mandatory bid for the whole or any portion of Amarin's shares).

8.2.  Elan represents and warrants to Amarin that:

      8.2.1 it has the right, power, capacity and authority and has taken all action necessary to authorise it to execute and deliver and to exercise its rights and perform its obligations under this Agreement and the Amendments (together "ELAN TRANSACTION DOCUMENTS"), and its obligations under the Elan Transaction Documents are valid, legally binding and enforceable according to their terms, including obtaining all necessary approvals and consents from its shareholders and any third parties;

      8.2.2 there are no agreements between Elan and any third party that conflict with the Elan Transaction Documents;

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      8.2.3 it does not require any further consents or approvals to consummate the transaction contemplated by the Elan Transaction Documents including:

            8.2.3.1 approval of its shareholders; or

            8.2.3.2 approval of the New York Stock Exchange

9.    MISCELLANEOUS

9.1.  Confidentiality:

Except as provided in or anticipated by this Agreement, each party shall at all times during the continuance of this Agreement use its respective best endeavours to keep the contents of this Agreement and the Amendments confidential and accordingly shall not disclose details of the contents of this Agreement or the Amendments to any other person other than on a confidential basis, it being acknowledged that Amarin may disclose the existence and terms of this Agreement and the Transaction Documents to the investors in connection with the Refinancing.

9.2.  Announcements:

Subject to Clause 9.3, no announcement or public statement concerning the existence, subject matter or any term of this Agreement shall be made by or on behalf of any party hereto without the prior written approval of the other party (Elan Corp in the case of Elan).

The terms of any such announcement shall be agreed in good faith by the parties.

9.3.  Required Disclosures:

A party (the "DISCLOSING PARTY") will be entitled to make an announcement or public statement concerning the existence, subject matter or any term of this Agreement, or to disclose Confidential Information that the Disclosing Party is required to make or disclose pursuant to:

      9.3.1 a valid order of a court or Governmental Authority; or

      9.3.2 any other requirement of law, regulation or any securities market or stock exchange;


provided that if the Disclosing Party becomes legally required to make such announcement, public statement or disclosure hereunder, the Disclosing Party shall give the other party or parties hereto prompt notice of such fact to enable the other party or parties hereto to seek a protective order or other appropriate remedy concerning any such announcement, public statement or disclosure.

The Disclosing Party shall fully co-operate with the other party or parties hereto in connection with that other party's or parties' efforts to obtain any such order or other remedy.

If any such order or other remedy does not fully preclude announcement, public statement or disclosure, the Disclosing Party shall make such announcement, public statement or disclosure only to the extent that the same is legally required.

9.4.  Assignment:

      9.4.1 Elan may assign this Agreement to any lawful assignee of the Existing Agreements as amended by the Amendments.

      9.4.2 Amarin shall not assign this Agreement without the prior written consent of Elan.


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9.5.  Parties bound:

This Agreement shall be binding upon and enure for the benefit of parties hereto, their successors and permitted assigns.

9.6.  Severability:

If any provision in this Agreement is deemed to be, or becomes invalid, illegal, void or unenforceable under applicable laws:-

      9.6.1 such provision will be deemed amended to conform to applicable laws so as to be valid and enforceable; or

      9.6.2 if it cannot be so amended without materially altering the intention of the parties, it will be deleted the validity, legality and enforceability of the remaining provisions of this Agreement shall not be impaired or affected in any way.

9.7.  Relationship of the parties:

      9.7.1 Nothing contained in this Agreement is intended or is to be construed to constitute any of the parties hereto as partners or members of a joint venture or any party as an employee of another party.

      9.7.2 No party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of any other party or to bind another party to any contract, agreement or undertaking with any third party.

9.8.  Amendments:

No amendment, modification or addition hereto shall be effective or binding on any party hereto unless set forth in writing and executed by a duly authorised representative of all parties hereto.

9.9.  Waiver:

No waiver of any right under this Agreement shall be deemed effective unless contained in a written document signed by the party charged with such waiver, and no waiver of any breach or failure to perform shall be deemed to be a waiver of any future breach or failure to perform or of any other right arising under this Agreement.

9.10. Entire agreement:

      9.10.1 Each of the parties hereto hereby acknowledges that in entering into this Agreement it has not relied on any representation or warranty except as expressly set forth herein or in any document referred to herein.

      9.10.2 This Agreement and the Amendments together set forth all of the agreements and understandings between the parties with respect to the subject matter hereof, and supersedes and terminates all prior agreements and understandings between the parties with respect to the subject matter hereof. There are no agreements or understandings with respect to the subject matter hereof, either oral or written, between the Parties other than as set forth in this Agreement.

      9.10.3 Nothing in this Clause 9.10 shall exclude any liability which any party would otherwise have to the other party or any right which either of them may have


                                     Page 9
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            to rescind this Agreement in respect of any statements made fraudulently by the other prior to the execution of this Agreement or any rights which either of them may have in respect of fraudulent concealment by the other.

9.11. Governing law and jurisdiction:

      9.11.1 This Agreement shall be governed by and construed in accordance with English law.

      9.11.2 For the purposes of this Agreement the parties submit to the jurisdiction of the English courts.

9.12. Notice:

      9.12.1 Any notice to be given under this Agreement shall be sent in writing in English by registered or recorded delivery post, reputable overnight courier or fax to:

             Elan at

             Elan International Services Ltd.
             102 St. James Court
             Flatts,
             Smiths FL04
             Bermuda

             Attention:  Secretary
             Fax:        +1 441 292 2224


             Amarin at

             7 Curzon Street
             London
             W1J 5HG
             England

             Attention:  General Counsel & Company Secretary
             Fax:        +44 20 7499 9004


             or to such other address(es) and fax numbers as may from time to time be notified by either party to the other hereunder.

      9.12.2 Any notice sent by mail shall be deemed to have been delivered within 7 working days after despatch or delivery to the relevant courier and any notice sent by fax shall be deemed to have been delivered upon confirmation of receipt. Notice of change of address shall be effective upon receipt.

9.13. Further assurances:

At the request of any of the parties, the other party or parties shall (and shall use reasonable efforts to procure that any other necessary third parties shall) execute all such documents, and so all such acts and things as may reasonably be required subsequent to the signing of this Agreement for assuring to or vesting in the requesting party the full benefit of the terms hereof.


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Additionally, to the extent that the consent of RP Scherer Corporation may be needed to Amendment number (3) in Part B of Schedule 1, and/or to effect the transaction thereby contemplated, the parties shall reasonably cooperate with each other with a view to securing such consent and further (at Elan's option) Amarin shall use its best efforts to secure such consent.

9.14. Counterparts:

This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute this Agreement.

9.15. Contracts (Rights of Third Parties) Act 1999:

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

IN WITNESS whereof the parties have executed this Agreement on the date first above written.


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                  SCHEDULE 1 EXISTING AGREEMENTS AND AMENDMENTS

                          PART A - EXISTING AGREEMENTS

(1) Loan Agreement dated 28 September 2001 between Amarin and EPIL, as varied by (i) a Deed of Variation dated 19 July 2002 and (ii) a Deed of Variation No. 2 dated 23 December 2002.

(2) Amended and Restated Distribution, Marketing and Option Agreement dated 28 September 2001 (which agreement concerned the product Permax), by and between EP Inc and Amarin.

(3) Amended and Restated Asset Purchase Agreement dated as of 29 September 1999 (which agreement concerned certain products known as the "Carnrick products") by and between EP Inc and Amarin, as varied.

(4) Option Agreement dated 28 June 2001 (which agreement concerned the product Zelapar), between EPIL and Amarin.

(5) Registration Rights Agreement dated as of 21 October 1998 between Amarin (sub. former name Ethical Holdings plc) and Monksland.


                               PART B - AMENDMENTS

(1) Deed of Variation No. 3 relating to the Loan Agreement dated 28 September 2001 as amended by Deed of Variation dated 19 July 2002, between Amarin and EPIL.

(2) Deed of Variation relating to the Amended and Restated Distribution, Marketing and Option Agreement dated 28 September 2001 (which agreement concerned the product Permax), between EP Inc and Amarin.

(3) Deed of Variation relating to the Option Agreement dated 28 June 2001 (which agreement concerned the product Zelapar), between EPIL and Amarin.

(4) Agreement between Amarin, Monksland and EIS relating to the conversion of preference shares and certain restrictions on dealing.

(5) Amendment No. 1 to Registration Rights Agreement And Waiver relating to the Registration Rights Agreement dated as of 21 October 1998, between Amarin, Monksland and EIS.


Each of which is attached hereto and is in final and definitive form.

                             SCHEDULE 2 REFINANCING

The Refinancing is set out in detail in the PPM and involves Amarin raising at least US$17.5 million and a maximum of US$30 million through the sale to investors of ordinary shares of Pound Sterling 1 each. These securities will be priced at a per share price equal to 90% of the average closing prices of Amarin's ADSs on the Nasdaq National Market over the five trading days ending on the trading day immediately before the closing date of the Refinancing. The minimum investment by an investor is US$500,000. Amarin may, however, agree to accept less than the minimum investment.

SIGNED                                    SIGNED

/s/ William Daniel                        /s/ William Daniel
For and on behalf of                      For and on behalf of
ELAN CORPORATION, PLC.                    ELAN PHARMA INTERNATIONAL LIMITED




SIGNED                                    SIGNED

/s/ Kevin Insley                          /s/ Michael Pagnotta
For and on behalf of                      For and on behalf of
ELAN INTERNATIONAL SERVICES, LTD.         ELAN PHARMACEUTICALS, INC.




SIGNED                                    SIGNED

/s/ Pieter Bosse and Klass Van Blanken    /s/ Richard Stewart
For and on behalf of                      For and on behalf of
MONKSLAND HOLDINGS BV                     AMARIN CORPORATION PLC.